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                                 FIRST AMENDMENT
                                       TO
                            STOCK PURCHASE AGREEMENT


         This First Amendment to Stock Purchase Agreement (this "Amendment") is made and entered into effective as of December 15, 1997 by and between ENRON CAPITAL & TRADE RESOURCES CORP., a Delaware corporation ("Buyer"), and SHERIDAN ENERGY, INC., a Delaware corporation ("Seller").

         WHEREAS, reference is hereby made to that certain Stock Purchase Agreement dated November 28, 1997, by and between Seller and Buyer (the "Purchase Agreement"); and

         WHEREAS, Seller and Buyer desire to amend the Purchase Agreement as provided herein; and

         WHEREAS, capitalized terms used but not defined herein shall have the meanings given thereto in the Purchase Agreement;

         NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, Seller and Buyer hereby agree as follows:

         1. Section 8.11 of the Purchase Agreement is amended by deleting same and substituting the following in lieu thereof:

                  8.11 BOARD OF DIRECTORS. Seller acknowledges that Buyer is entitled to have certain designees appointed to the Board of Director of Seller; in particular, in the event that Buyer and its Affiliates hold (i) more than 14% of the issued and outstanding shares of Common Stock, Buyer is entitled to have two designees of Buyer appointed to the Board of Directors of Seller or (ii) in the range of 7% through 14% of the issued and outstanding shares of Common Stock, Buyer is entitled to have one designee of Buyer appointed to the Board of Directors of Seller. In the event Buyer is entitled to have designees appointed to the Board of Directors of Seller pursuant to the preceding sentence, and such designees to which Buyer is entitled have not been appointed to the Board of Directors of Seller at the time of Buyer's written notice to Seller requesting the appointment of such directors, then Seller, upon receipt of written notice by Buyer, shall cause the designees requested by Buyer (to which Buyer is entitled to have appointed to the Board of Directors of Seller pursuant hereto) to be appointed to the Board of Directors of Seller (including as a result of the death or voluntary resignation of a member of the Board of Director of Seller that is a Buyer designee). Unless otherwise necessary to permit the holders of the Series A Preferred Stock to exercise their rights with respect to the election of directors to serve on the Board of


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         Directors of Seller, Seller agrees that it shall not increase the size of its Board of Directors to a number greater than seven (inclusive of Buyer's designees).

         2. Section 6.2(e)(ii) of the Purchase Agreement is hereby amended to delete the reference to "Section 4.4" therein and substitute the reference "Section 4.3" in lieu thereof.

         3. Except as expressly amended hereby, the Purchase Agreement shall remain in full force and effect as heretofore entered into. Seller and Buyer hereby ratify and confirm the Purchase Agreement as hereby amended.

         4. All references to the "Stock Purchase Agreement" or to the "Agreement" in the Purchase Agreement or any other document, instrument, agreement or writing delivered pursuant thereto shall hereafter be deemed to refer to the Purchase Agreement as amended hereby.

         5. The Purchase Agreement as amended hereby shall be governed, and construed in accordance with, the laws of the State of Texas, without giving effect to principles of conflicts of law.

         6. This Amendment may be executed in counterparts, and each counterpart, when executed and delivered, shall constitute an original agreement enforceable against all who signed it, and all separate counterparts shall constitute the same agreement.




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         WITNESS the execution hereof effective as of the date first written above.

                                            SHERIDAN ENERGY, INC.


                                            By:   /s/ Michael A. Gerlich
                                                  ---------------------------
                                            Name:     Michael A. Gerlich
                                                   --------------------------
                                            Title:    Chief Financial Officer
                                                      and Vice President
                                                    -------------------------

                                            ENRON CAPITAL & TRADE
                                            RESOURCES CORP.


                                            By:   /s/ JAMES R. McBRIDE
                                                  -------------------------
                                                     James R. McBride